UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2009

CORUS BANKSHARES, INC.
 (Exact name of registrant as specified in its charter)

Minnesota	0-06136	41-0823592
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3959 N. Lincoln Ave., Chicago, Illinois	60613
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (773) 832-3088

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02: Results of Operations and Financial Condition

Corus Bankshares, Inc. (“Corus” or the “Company”) reported a preliminary net loss for the three months ended June 30, 2009 of $487.3 million, or ($9.07) per diluted share, compared with a net loss of $16.2 million, or ($0.30) per diluted share, for the same period of 2008. For the six months ended June 30, 2009, the preliminary net loss was $788.3 million, or ($14.68) per share on a diluted basis, compared to a net loss of $11.7 million, or ($0.21) per share on a diluted basis in 2008.

Due to continued concerns about loan quality, Corus recorded a preliminary provision for credit losses of $333.6 million for the second quarter ended June 30, 2009, compared with $58.5 million during the same period of 2008. For the six months ended June 30, 2009, and 2008, the preliminary provision stood at $542.9 million and $95.3 million, respectively.

Further contributing to the Company’s net loss was the increase in the Company’s nonperforming assets to nearly $3.1 billion (including nearly $0.5 billion of other real estate owned), which drove the steep decline in the Company’s interest income. For the second straight quarter, the Company’s interest income was not enough to offset its interest expense.

As a direct result of the Company’s ongoing troubled condition, the Company’s noninterest expense has also continued to rise. Noninterest expense increased primarily due to costs associated with the Company’s foreclosed real estate, including preliminary impairment charges of $89.6 million and $134.3 million for the three and six months ended June 30, 2009, compared with $0 and $2.9 million during the same periods in 2008. FDIC insurance, increased by $10.6 million and $14.9 million, respectively, compared to the three and six months ended June 30, 2008. Additionally, the Company has experienced increases in its expenses associated with regulatory compliance and audits, as well as legal and consulting fees.

As of June 30, 2009, Corus’ subsidiary, Corus Bank N.A. (the “Bank”) had preliminary Tier 1 capital of negative $157 million with a ratio of (2.1)%, and preliminary Tier 1 risk-based capital and total risk-based capital of negative $157 million with a ratio of (3.1)%, as reported in its June 30, 2009 Report of Condition and Income (“Call Report”) filed on July 30, 2009. As of June 30, 2009, the Bank was considered “critically undercapitalized” under the regulatory framework for prompt corrective action (“PCA”).

Regulatory Developments

The February 18, 2009 Consent Order with the Office of the Comptroller of the Currency (“OCC”) required the Bank, among other things, to achieve and maintain Tier 1 capital at least equal to 9% of adjusted total assets and at least equal to 12% of risk-weighted assets by June 18, 2009. In addition, under the Consent Order, the Bank was required to develop and submit a three-year capital plan by April 19, 2009, which included, among other things, specific plans for maintaining adequate capital, a discussion of the sources and timing of additional capital and contingency plans for alternative sources of capital. The Consent Order further provided that if the OCC determines that the Bank has failed to submit an acceptable capital plan to the OCC, the Bank must prepare and submit to the OCC a plan for the sale, merger or liquidation of the Bank (“Disposition Plan”) within 30 days of receiving notice of the OCC’s determination.

Similarly, under the February 18, 2009 Written Agreement with the Federal Reserve Bank of Chicago (“FRB”), the Company was required to submit a capital plan to the FRB by May 19, 2009.

As a consequence of the financial results reported in its March 31, 2009 Call Report filed on April 30, 2009, on May 1, 2009 the OCC notified the Bank that it was “undercapitalized” within the meaning of the Federal Deposit Insurance Act (“FDI Act”) PCA capital requirements (12 U.S.C. § 1831o), and directed the Bank to submit, as required by laws and regulations, a Capital Restoration Plan (“CRP”) to the OCC by May 22, 2009.

In consultation with its professional advisers, and in compliance with the Consent Order, the Bank developed and submitted a capital plan to the OCC on April 24, 2009 (pursuant to a seven-day extension of time granted by OCC staff). In addition, pursuant to the OCC’s May 1, 2009 letter, the Bank developed and submitted a CRP to the OCC on May 22, 2009 (the due date for the CRP); the Company simultaneously submitted the capital plan required by the Written Agreement to the FRB (pursuant to a three-day extension of time granted by FRB staff).

By letter dated May 28, 2009, the OCC notified the Bank of its rejection of the CRP, stating that the CRP did not comply with PCA requirements that it must be based on “realistic assumptions” and must include a Company guarantee of the Bank’s CRP performance obligations. The OCC further directed the Bank to immediately submit a revised CRP, and advised the Bank that it was being treated as “significantly undercapitalized” within the meaning of the PCA provisions of the FDI Act and implementing OCC regulations. As a result of this regulatory determination, the Bank thereupon became subject to the PCA activity and operational restrictions applicable to “significantly undercapitalized” depository institutions. Further, the Bank was unable to meet the regulatory capital maintenance requirements of the Consent Order by the required June 18, 2009 date.

As a result of the OCC’s May 28 determination, the Bank was required under the Consent Order to prepare and submit to the OCC a Disposition Plan by June 27, 2009. In accordance with that requirement, on July 3, 2009 (pursuant to a seven-day extension of time granted by OCC staff), the Bank submitted a Disposition Plan to the OCC. The Disposition Plan, in relevant part, proposed a liquidation of the Bank through an orderly sale or other disposition of the Bank’s assets over a 2 1/2 year period of time coupled with a sale of the Bank to a third party investor at the conclusion of that period. On July 6, 2009, OCC staff informally notified that Bank that it would not approve the Disposition Plan.

On July 7, 2009, the FRB notified the Company in writing that the Company’s capital plan submitted under the terms of the Written Agreement was unacceptable in addressing the serious capital erosion of the Company and the Bank. The FRB concluded that, based on the information provided by the Company, as well as the Company’s current negative consolidated capital ratios and extremely negative financial trends, the Company’s capital plan was not viable.

As mentioned above, the Bank reported negative equity capital as of June 30, 2009. As such, the Bank expects to be notified by the OCC that it is “critically undercapitalized” within the meaning of PCA capital requirements. Under the FDI Act, depository institutions that are “critically undercapitalized” must be placed into conservatorship or receivership within 90 days of becoming critically undercapitalized, unless the institution’s primary Federal regulatory authority (here, the OCC) and the Federal Deposit Insurance Corporation (“FDIC”) determine and document that “other action” would better achieve the purposes of PCA. If such a depository institution remains critically undercapitalized during the last quarter ending one year after the institution became critically undercapitalized, the appropriate Federal banking agency must appoint a receiver for that institution unless it and the FDIC affirmatively can determine that, among other things, the institution has positive net worth and the agencies can certify that the depository institution is viable and not expected to fail.

The Company and the Bank are diligently continuing to work with their financial and professional advisers in seeking qualified sources of outside capital, and in achieving compliance with the requirements of the Consent Order and Written Agreement. At this point in time, however, the Company believes that it is highly unlikely that it will be able to obtain additional outside capital that does not include the provision of substantial assistance by the FDIC or other Federal governmental authorities. The Company and the Bank continue to consult with the OCC, FRB and FDIC on a regular basis concerning the Company’s and Bank’s proposals to obtain outside capital and/or liquidate the Bank’s assets, and to develop action plans that will be acceptable to federal regulatory authorities, but there can be no assurance that these actions will be successful, or that even if one or more of the Company’s and Bank’s proposals are accepted by the Company’s and Bank’s Federal regulators, that these proposals will be successfully implemented.

The preliminary consolidated balance sheets and statements of income are attached as Exhibit 99.

ITEM 9.01: Financial Statements and Exhibits

(d) Exhibits *

Exhibit No.	Description

99	Preliminary Consolidated Balance Sheets and Statements of Income*

*Exhibits furnished pursuant to Item 2.02, are not deemed filed in accordance with Item 9.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORUS BANKSHARES, INC.
(Registrant)

July 30, 2009

By: /s/ Paula Manley
Paula Manley
First Vice President and Chief Accounting Officer
(Duly authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit No.	Description

99	Preliminary Consolidated Balance Sheets and Statements of Income*

*Exhibits furnished pursuant to Item 2.02, are not deemed filed in accordance with Item 9.01.